Exhibit 99.1
Allied Healthcare International Inc. Reports Fiscal 2008
Fourth Quarter and Year-End Results

(In millions, except EPS)	Fourth Quarter	Twelve Months
Revenues	$75.0	$298.6
Gross Profit	$22.9	$90.4
Gross Margin %	30.6%	30.3%
Operating Income	$4.3	$12.7
Diluted EPS, Continuing operations	$0.06	$0.19
NEW YORK – November 25, 2008 — Allied Healthcare International Inc. (Nasdaq: AHCI; AIM: AHI, http://www.alliedhealthcare.com), a leading provider of flexible healthcare staffing services in the United Kingdom, announces the financial results of its fiscal 2008 fourth quarter and year-end.
To provide investors with an increased understanding of the Company’s staffing business, as in previous quarters, Allied is providing a breakdown of its revenues and gross profits at constant exchange rates. In addition, as the Company’s revenues and gross profits are generated in the United Kingdom, an analysis is included, within Management Discussion below, of the last four quarters revenues and gross profits in pounds sterling to enable investors to fully understand the underlying trends over this period without the effects of currency exchange rates.
Fiscal Fourth Quarter Results:

	Quarter Ended September 30, 2008					Quarter Ended September 30, 2007
					Gross					Gross
			Gross		Margin			Gross		Margin
(Amounts in thousands)	Revenue	%	Margin	%	%	Revenue	%	Margin	%	%

Homecare	$60,974	76.6%	$19,059	78.4%	31.3%	$52,570	71.8%	$17,288	76.2%	32.9%
Nursing Homes	10,402	13.0%	3,145	12.9%	30.2%	11,431	15.6%	3,278	14.4%	28.7%
Hospital Staffing	8,260	10.4%	2,115	8.7%	25.6%	9,227	12.6%	2,130	9.4%	23.1%

	79,636		24,319		30.5%	73,228		22,696		31.0%
Effect of foreign exchange	(4,668)		(1,408)			—		—

Total	$74,968		$22,911			$73,228		$22,696

SG&A			$19,750					$19,707
Effect of foreign exchange			(1,180)					—

Total SG&A			$18,570					$19,707

Operating Income			$4,341					$2,989

For the fourth quarter of fiscal 2008, at constant exchange rates, revenues increased by $6.4 million, or 8.8%, to $79.6 million, compared with $73.2 million reported during the same period in fiscal 2007. Contributing to the increase in revenues was Allied’s Homecare staffing which grew by 16.0% to $60.9 million. Nursing Home staffing revenues declined by 9.0% to $10.4 million. Hospital staffing declined by 10.5% to $8.3 million due to changes in government policies which have been previously reported. After the unfavorable impact of currency exchange of $4.6 million, revenues increased to $75.0 million.
At constant exchange rates, total gross profit for the fourth fiscal quarter increased 7.2% to $24.3 million, compared with $22.7 million reported for the comparable quarter in fiscal 2007. Gross profit margin for the fourth quarter decreased slightly. Foreign exchange decreased gross profit by $1.4 million to $22.9 million for the quarter.
At constant exchange rates, SG&A for the fourth fiscal quarter was $19.8 million, compared with $19.7 million reported last year. On a comparable basis SG&A increased by $1.4 million due to additional branch costs associated with the growth of the Company’s business; increased by $0.1 million in training and quality costs from the investment in recruitment and retention of the Company’s care workers; and decreased IT cost by $0.3 million from infrastructure efficiencies and lower corporate overhead costs. The increase in SG&A costs was partially offset by one off costs of $0.4 million incurred in fiscal 2007 related to CEO search fees and consultancy costs associated with compliance terms under Allied’s credit facility at that time. Foreign exchange decreased costs by $1.2 million to $18.6 million for the quarter.
Management notes that SG&A costs, as a percent of revenues, in the fourth quarter of fiscal 2008 were 24.8%, compared to 25.9% in the third quarter of fiscal 2008, 26.4% in the second quarter of fiscal 2008 and 27.0% in the first quarter of fiscal 2008.
Operating income for the fourth quarter of fiscal 2008 increased to $4.3 million, compared to operating income of $3.0 million reported during the 2007 fourth fiscal quarter.
Income from continuing operations for the fourth quarter of fiscal 2008 increased to $2.9 million, compared to income of $1.5 million reported during the 2007 fourth fiscal quarter. Diluted earnings per share from continuing operations was $0.06 for the quarter, compared to income of $0.03 per diluted share last year.

Fiscal 2008 Full Year Results:

	Year Ended September 30, 2008					Year Ended September 30, 2007
					Gross					Gross
			Gross		Margin			Gross		Margin
(Amounts in thousands)	Revenue	%	Margin	%	%	Revenue	%	Margin	%	%

Homecare	$225,014	75.5%	$70,317	78.0%	31.3%	$199,622	71.9%	$64,008	76.3%	32.1%
Nursing Homes	41,771	14.0%	12,577	13.9%	30.1%	40,347	14.5%	11,784	14.0%	29.2%
Hospital Staffing	31,202	10.5%	7,312	8.1%	23.4%	37,826	13.6%	8,164	9.7%	21.6%

	297,987		90,206		30.3%	277,795		83,956		30.2%
Effect of foreign exchange	590		179			—		—

Total	$298,577		$90,385			$277,795		$83,956

SG&A			$77,508					$75,284
Effect of foreign exchange			147					—

Total SG&A			$77,655					$75,284

Operating Income			$12,730					$8,672

For the year ended September 30, 2008, at constant exchange rates, revenues increased $20.2 million, or 7.3%, to $298.0 million compared to $277.8 million for the year ended September 30, 2007. Contributing to the increase in revenue was Allied’s Homecare staffing, which grew by 12.7% to $225.0 million. Nursing Homes staffing achieved a 3.5% growth in revenue to $41.8 million. Revenues generated in Hospital staffing decreased 17.5% to $31.2 million due to changes in government policies which have been previously reported. Foreign exchange increased revenues by $0.6 million to $298.6 million.
At constant exchange rates, gross profit for the year ended September 30, 2008 increased 7.4% to $90.2 million, compared to $84.0 million reported for the comparable period in fiscal 2007. Gross profit margin for the year ended September 30, 2008 was 30.3%, compared to 30.2% for the comparable prior period due to the change in the mix of the business as a result of the overall growth in our homecare staffing which typically operates at higher margins. Foreign exchange benefited reported results by $0.2 million to $90.4 million.
At constant exchange rates, SG&A for the year ended September 30, 2008 was $77.5 million, compared with $75.3 million reported last year. The increase in SG&A was mainly due to additional branch costs of $5.0 million associated with the growth of the Company’s business, increased training and quality costs of $1.5 million from the Company’s investment in recruitment and retention of its care workers, and decreased IT costs of $1.4 million from infrastructure efficiencies and lower corporate overhead costs. The increase in SG&A costs was partially offset by one off costs of $1.2 million incurred in fiscal 2007 related to severance costs and related professional fees incurred upon the resignation of the former Chairman and Chief Executive Officer, warrant costs of $0.4 million as well as costs of $0.7 million related to the Chief Executive Officer search fees and consultancy costs associated with compliance terms under Allied’s credit facility at that time. Foreign exchange further increased costs by $0.1 million to $77.6 million.
Operating income for the year ended September 30, 2008 increased to $12.7 million compared with $8.7 million reported in the year ended September 30, 2007.
Income from continuing operations for the year ended September 30, 2008 increased to $8.8 million, or $0.19 per diluted share from continuing operations, compared with $3.6 million,

or $0.08 per diluted share from continuing operations reported in the year ended September 30, 2007.
Allied’s cash balance at the end of the fiscal year was $26.2 million. For fiscal year 2008, cash inflow increased by $6.0 million, depreciation and amortization was $4.9 million and capital expenditures were $3.3 million.
Day Sales Outstanding (DSO) were 21 days for the month of September, compared with 26 days in the same period in 2007. This is the lowest level achieved by the Company, but was impacted by the timing of invoicing as well as fluctuations in currency exchange rates. The Company anticipates DSO will return to its historical rate of 25 – 27 days per month in upcoming quarters.
Management Discussion:
“Despite the fact that the strengthened dollar reduced our reported revenues and gross margins in U.S. currency, it is encouraging to see that the continued underlying growth Allied made in pounds increased every quarter this year, as shown in the chart below,” commented Sandy Young, Chief Executive Officer of Allied. “We are fortunate that our market has not been affected by economic problems impacting the wider economy.”

	Q1 2008		Q2 2008		Q3 2008		Q4 2008
		Gross		Gross		Gross		Gross
(Amounts in thousands)	Revenue	Margin	Revenue	Margin	Revenue	Margin	Revenue	Margin
Homecare	£27,358	£8,491	£27,561	£8,476	£29,130	£9,294	£30,218	£9,447
Nursing Homes	5,730	1,706	5,373	1,596	4,969	1,531	5,140	1,554
Hospital Staffing	3,473	767	4,358	1,009	3,926	888	4,088	1,050

Total	£36,561	£10,964	£37,292	£11,081	£38,025	£11,713	£39,446	£12,051
Foreign exchange rate	2.05	2.05	1.98	1.98	1.97	1.97	1.90	1.90

Total	$74,770	$22,423	$73,815	$21,931	$75,024	$23,120	$74,968	$22,911

Mr. Young continued: “With all our operations conducted in the United Kingdom, apart from a small branch in Australia, I believe it is important for our investors to see the underlying revenues and gross profits in pound currency. It is also pleasing to see that our continued focus to reduce SG&A has been successful and continues to lower our overhead as a percentage of revenues.”
Mr. Young concluded: “This has been another good quarter for Allied. While Quarter 3 and Quarter 4 have historically been stronger quarters for us, we continue to make improvements across our business, which over time will help us to consolidate our position as one of the leaders in the UK homecare market place. I would like to take this opportunity to thank all of our staff and carers for all their efforts in achieving these results.”
Conference Call Information- November 25, 2008 at 10:00AM EST / 3:00PM GMT:
Allied invites all those interested in listening to management’s discussion of the fourth quarter and full year results to join the call by dialing 877-407-0778 for domestic participants, and 201-689-8565 for international participants today, November 25, 2008 at 10:00AM EST / 3:00PM GMT. Participants may also access a live webcast of the conference call through the

“Investors” section of Allied Healthcare’s Website: www.alliedhealthcare.com. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants, and 201-612-7415 for international participants. When prompted, please enter account number 286 and conference ID number 304583. The presentation will be available and archived on the Company’s website for ninety days.
In addition to disclosing results of operations that are determined in accordance with generally accepted accounting principles (“GAAP”), this press release also discloses non-GAAP results of operations that exclude or include certain charges. These non-GAAP measures adjust for foreign exchange effects. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding the Company’s results of operations, as these non-GAAP measures allow investors to better evaluate ongoing business performance. Investors should consider non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. A reconciliation of the non-GAAP measures disclosed in this press release with the most comparable GAAP measures are included in the financial tables included in this press release.
ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.
Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately one hundred branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals and other healthcare facility clients on terms attractive to Allied; the general level of patient occupancy at our clients’ hospitals and healthcare facilities; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events, or otherwise.

Allied Healthcare International Inc.
Sandy Young, Chief Executive Officer
Paul Weston, Chief Financial Officer
UK 00-44-1785 810-600
sandyyoung@alliedhealthcare.com
paulweston@alliedhealthcare.com
or
The Investor Relations Group
Adam Holdsworth
212-825-3210
or
Cenkos Securities plc (Nominated Advisor)
Elizabeth Bowman
London: 00-44-20-7397-8928

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended September 30,
	2008	2007
Cash flows from operating activities:
Net income	$8,786	$66,353
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations	—	(6,266)
Gain on disposal of subsidiaries	—	(56,471)
Depreciation and amortization	3,231	3,377
Amortization of intangible assets	1,634	1,743
Amortization of debt issuance costs	—	368
Warrants issued for professional services	—	499
(Decrease) increase in provision for allowance for doubtful accounts	(167)	222
Loss on sale of fixed assets	166	—
Stock based compensation	812	764
Write-off of deferred financing fees	—	705
Deferred income taxes	88	557
Changes in operating assets and liabilities, excluding the effect of businesses acquired and sold:
Decrease in accounts receivable	1,579	7,307
Increase in prepaid expenses and other assets	(3,488)	(2,017)
(Decrease) increase in accounts payable and other liabilities	(3,779)	5,044

Net cash provided by continuing operations	8,862	22,185
Net cash (used in) provided by discontinued operations	(561)	5,870

Net cash provided by operating activities	8,301	28,055

Cash flows from investing activities:
Capital expenditures	(3,344)	(1,275)
Proceeds from sale of business	—	70,994
Proceeds from sale of business held in escrow and designated for debt repayment	53,638	(53,679)
Proceeds from sale of property and equipment	50	—
Payments on acquisitions payable	—	(2,584)

Net cash provided by continuing operations investing activities	50,344	13,456
Net cash used in discontinued operations investing activities	—	(1,786)

Net cash provided by investing activities	50,344	11,670

Cash flows from financing activities:
Payments for financing fees	—	(533)
Payments under revolving loan, net	(24,664)	(14,769)
(Payments) borrowings under invoice discounting facility, net	(4,458)	4,449
Principal payments on long-term debt	(23,678)	(11,815)
Proceeds from sale of interest rate swap agreements	617	—

Net cash used in financing activities	(52,183)	(22,668)

Effect of exchange rate on cash	(504)	(754)

Increase in cash	5,958	16,303

Cash and cash equivalents, beginning of year	20,241	3,938

Cash and cash equivalents, end of year	$26,199	$20,241

Supplemental cash flow information:
Cash paid for interest	$1,143	$4,679

Cash paid for income taxes, net	$4,872	$2,570

ALLIED HEALTHCARE INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$26,199	$20,241
Restricted Cash	136	55,819
Accounts receivable, less allowance for doubtful accounts of $823 and $1,570, respectively	17,774	21,490
Unbilled accounts receivable	15,892	14,375
Deferred income taxes	474	182
Derivative asset	—	640
Prepaid expenses and other assets	1,375	1,448
Assets of discontinued operations	182	205

Total current assets	62,032	114,400

Property and equipment, net	8,574	9,767
Goodwill	109,292	122,843
Other intangible assets, net	3,345	5,465
Deferred income taxes	—	304
Taxes receivable	19	—

Total assets	$183,262	$252,779

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$—	$54,795
Accounts payable	1,614	3,950
Accrued expenses, inclusive of payroll and related expenses	28,244	30,614
Taxes payable	—	3,375
Liabilities of discontinued operations	624	1,286

Total current liabilities	30,482	94,020

Deferred income taxes	110	—

Total liabilities	30,592	94,020

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.01 par value; authorized 10,000 shares, issued and outstanding — none	—	—
Common stock, $.01 par value; authorized 80,000 shares, issued 45,571 and 45,571 shares, respectively	456	456
Additional paid-in capital	241,018	240,206
Accumulated other comprehensive income	1,819	18,018
Accumulated deficit	(88,329)	(97,627)

	154,964	161,053
Less cost of treasury stock (585 shares)	(2,294)	(2,294)

Total shareholders’ equity	152,670	158,759

Total liabilities and shareholders’ equity	$183,262	$252,779

ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Total revenues	$74,968	$73,228	$298,577	$277,795

Gross profit	22,911	22,696	90,385	83,956

Selling, general and administrative expenses	18,570	19,707	77,655	75,284

Operating income	4,341	2,989	12,730	8,672

Interest and other income (expense), net	264	(1,042)	393	(3,273)

Foreign exchange (expense) income	(435)	54	(586)	285

Income before income taxes and discontinued operations	4,170	2,001	12,537	5,684

Provision for income taxes	1,279	551	3,751	2,068

Income from continuing operations	2,891	1,450	8,786	3,616

Discontinued operations:
Income from discontinued operations, net of taxes	—	3,399	—	6,266
Gain on disposal of subsidiaries, net of taxes	—	56,471	—	56,471

Income from discontinued operations	—	59,870	—	62,737

Net income	$2,891	$61,320	$8,786	$66,353

Basic and diluted income per share of common stock from:
Income from continuing operations	$0.06	$0.03	$0.20	$0.08
Income from discontinued operations	—	1.33	—	1.40

Net income	$0.06	$1.36	$0.20	$1.48

Diluted income per share of common stock from:
Income from continuing operations	$0.06	$0.03	$0.19	$0.08
Income from discontinued operations	—	1.33	—	1.39

Net income	$0.06	$1.36	$0.19	$1.47

Weighted average number of common shares outstanding:
Basic	44,986	44,977	44,986	44,962

Diluted	45,086	45,151	45,078	45,147